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EXHIBIT 3



Joint Filing Agreement

In accordance with Rule 13d-l(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree that the joint filing of a statement on
Schedule 13D (including amendments thereto) with respect to the common stock, preferred stock or warrants of Jetronic Industries, Inc. is made on behalf of each of them. In evidence thereof, the undersigned, being duly authorized, hereby execute this Agreement on the 6th day of December, 1999.

/s/ Robert L. Gipson

ROBERT L. GIPSON

/s/Thomas O. Boucher Jr.

THOMAS O. BOUCHER, JR.


INGALLS & SNYDER VALUE PARTNERS, L.P.

By:/s/Thomas O. Boucher Jr.
Name: Thomas O. Boucher, Jr.
Title: General Partner

INGALLS & SNYDER LLC

By:/s/Thomas O. Boucher Jr.
Name: Thomas O. Boucher, Jr.
Title: Managing Director